EXHIBIT 10(b)(v)

TERMINATION AGREEMENT
AND RELEASE OF ALL CLAIMS

In consideration of the severance benefits set forth in Section 2.1 of the Anadarko Petroleum Corporation Officer Severance Plan, this Termination Agreement and Release of All Claims ("Agreement"), is made and entered into by {EMPLOYEE} (hereinafter referred to as "Employee") and Anadarko Petroleum Corporation (hereinafter referred to as "Anadarko" or the "Company").

By signing this Agreement, the Employee and Company agree as follows:

1.  Purpose. The purpose of this Agreement is to provide for the orderly termination of the employment relationship between the parties, and to voluntarily resolve any actual or potential disputes or claims that the Employee has or might have, as of the date of the Employee's execution of this Agreement, against the Company and the Company's owners, parents, subsidiaries, affiliates, directors, officers, employees, agents, attorneys, representatives, and assigns (hereinafter collectively referred to as the "Released Parties"). Neither the fact that this Agreement has been proposed or executed, nor the terms of this Agreement, are intended to suggest, or should be construed as suggesting, that the Released Parties have acted unlawfully or violated any federal, state or local law or regulation, or any other duty, policy or contract.

2.  Resignation/Termination. Effective {DATE OF TERMINATION}, the Employee's employment shall terminate. Employee shall continue to perform such duties as determined by the Company and shall assist in the transition of the Employee's duties until such date.

3.  Termination Benefits. In consideration for the Employee's execution of, and required performance under, this Agreement, the Company shall provide the Employee with the following Termination Benefits, which benefits the Employee would not otherwise have received, or been entitled to receive (the Compensation & Benefits Committee in its sole discretion may approve and determine any or all of the following italicized items):

a)  Payment of Employee's current monthly base salary through his termination date; and

b)  Payment of earned, but unused vacation in accordance with the Company policy; and

c)  Severance payment equal to (a minimum of 12 months base salary), less applicable taxes; and

d)  Continuation of existing medical and dental plan coverage at current active employee rates for a minimum of six months; and

e)  (Payment of COBRA continuation coverage under the Company's medical and dental plans for a specified period of time); and

f)  Company shall continue to provide the Employee with tax preparation and financial planning services, for (a minimum of six months), from a vendor selected by the Company; and

g)  (Any other noncash benefits or perquisites as applicable to the Employee's position).

4.  Waiver of Additional Compensation or Benefits. The Termination Benefits to be paid to the Employee under Section 3 above constitute the entire amount of compensation and consideration due to the Employee under this Agreement, and the Employee acknowledges that he or she has no right to seek, and will not seek, any additional or different compensation or consideration for executing or performing under this Agreement. Furthermore, in addition to any other waiver or releases under this Agreement, the Employee expressly waives all rights, and releases the Released Parties from all obligations, under: (a) any other severance plan or program offered by or on behalf of the Company; and (b) the Employee's Key Employee Change of Control Contract (the "COC Contract"). Employee expressly acknowledges, agrees, and represents, with the intention that it be relied upon by the Company, that his or her waiver and release with respect to the COC Contract is meant to be effective notwithstanding the provisions of Section 1(b) of the COC Contract; and that Section 1(b) of the COC Contract shall be null and void and of no further force and effect.

5.  Neutral Employment Reference. The Company shall provide a neutral employment reference to any potential employers that consider the employment of the Employee and that seek information concerning the reasons for the departure of the Employee. The Company will provide to any such potential employers the identity of the positions held by the Employee and the dates of the Employee's employment with the Company.

6.  Tax Consequences. The Company has made no representations to the Employee regarding the tax consequences of any Termination Benefit received by the Employee under this Agreement.

7.  Non-Disclosure Obligations. The Employee shall never, without first obtaining the express written consent of the Company, or being compelled to do so by a court of competent jurisdiction: (a) disclose the existence or terms of this Agreement, nor the substance of the negotiations leading to this Agreement, to any other person or entity; save and except to his immediate family, personal counsel or attorney, personal accountants, personal tax preparer, personal and attending doctors and mental health care professionals, and/or the appropriate taxing authorities (who will then be deemed governed by the non-disclosure agreement herein); (b) use, or disclose to any third party, any of the Company's confidential business, or other proprietary information; (c) make any remarks disparaging the business reputation of the Company. The Employee expressly acknowledges that his or her breach of these obligations will likely cause irreparable and substantial harm to the Company, and, thus, that the obligations may be enforced by injunctive relief. The Employee further expressly acknowledges that any breach of the non-disparagement obligation set forth in subsection (c) above will cause damages that are difficult to quantify, and, thus, that any breach of that obligation may, and should, be remedied by an award of liquidated damages in the amount of $60,000.

8.  Employee Representations. The Employee expressly acknowledges and represents, and intends for the Company to rely upon his or her representations that he or she:

(1)  Has not filed any complaints, claims or actions against the Company with any court, agency, or commission regarding the matters encompassed by this Agreement and that he will not do so at any time in the future, and that if any court or agency assumes jurisdiction of any complaint, claim or action against the Company on behalf of Employee, he will direct that court or agency to withdraw from or dismiss with prejudice the matter.

(2)  Understands that he or she is, by entering into this Agreement, releasing the Released Parties, including the Company, from any and all claims he or she may have against them under federal, state, or local law, which have arisen on or before the date of execution of this Agreement.

(3)  Understands that he or she is, by entering into this Agreement, waiving all claims that he or she may have against the Released Parties under the federal Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement.

(4)  Has reviewed all aspects of this Agreement, and has carefully read and fully understands all of the provisions and effects of this Agreement.

(5)  Has been, and is hereby, advised in writing to consult with an attorney before signing this Agreement.

(6)  Is knowingly and voluntarily entering into this Agreement, and has relied solely and completely upon his or her own judgment and, if applicable, the advice of his attorney in entering into this Agreement.

(7)  Is not relying upon any representations, promises, predictions, projections, or statements made by or on behalf of any Released Party, other than those that are specifically stated in this written Agreement.

(8)  Does not waive rights or claims that may arise after the date this Agreement is signed.

(9)  will receive payment of consideration beyond that which the Employee was entitled to receive before entering into this Agreement.

9.  Release. The Employee, on behalf of himself or herself, and his or her heirs, executors, administrators, successors and assigns, hereby fully and forever releases, acquits and discharges the Released Parties, jointly and severally, from all claims, demands, actions, lawsuits, grievances, and obligations of any nature whatsoever that do or might, or that might be assigned, as of the date that this Agreement is executed by the Employee. The Employee acknowledges, understands and represents that this release specifically includes, but is not limited to, all claims: (a) arising under any federal, state, and local employment laws, regulations, executive orders, and ordinances, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended; the Americans With Disabilities Act of 1990; the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended; the Family and Medical Leave Act; the Texas Commission on Human Rights Act, as amended; the Texas Labor Code; and any local human rights law; (b) arising under or concerning any alleged contract or agreement; (c) for any alleged tort; and (d) under any equitable or other theory or recovery.

10.  Twenty-One Days to Consider Offer of Termination Benefits. The Employee shall have, and by signing this Agreement the Employee acknowledges and represents that he or she has had, the opportunity to take up to twenty-one (21) days to consider whether to elect to sign this Agreement, and to thereby waive and release the rights and claims addressed in this Agreement. Although the Employee may sign this Agreement prior to the end of the 21-day period, the Employee shall be deemed, by doing so, to have certified and agreed that the decision to make such election prior to the expiration of the 21-day period of time is knowing and voluntary and was not induced by the Company through: (a) fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the end of the 21-day period; or (b) an offer to provide different terms or benefits in exchange for signing the release prior to the expiration of the 21-day period.

11.  Seven Day Revocation Period. The Employee may revoke this Agreement at any time within seven (7) days after he or she signs it. To revoke the Agreement, the Employee must deliver written notification of such revocation to the attention of _______________ within seven (7) days after the date the Employee signs this Agreement. Employee further understands that if he does not revoke the Agreement within seven (7) days following its execution (excluding the date of execution), it will become effective, binding, and enforceable.

12.  Entire Agreement. This Agreement sets forth the entire agreement of the Employee and fully supercedes and replaces any and all prior agreements or understandings, written or oral, between the Company and the Employee pertaining to the subject matter of this Agreement.

13.  Miscellaneous. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, all remaining provisions of this Agreement shall otherwise remain in full force and effect and be construed as if such illegal, invalid, or unenforceable provision has not been included herein.

It is further understood and agreed that if a violation of any term of this Agreement is asserted, the party who asserts such violation will have the right to seek specific performance of that term and/or any other necessary and proper relief as permitted by law, including but not limited to, damages from any court of competent jurisdiction, and the prevailing party shall be entitled to recover its reasonable costs and attorney's fees.

Nothing in this Agreement will be construed to prevent the Employee from challenging the validity of this Agreement under the Age Discrimination in Employment Act or Older Workers' Benefit Protection Act. The Employee further understands and agrees that if he or someone acting on his behalf files, or causes to be filed, any such claim, charge, complaint, or action against the Company and/or other entities, he expressly waives any right to recover any damages or other relief, whatsoever from the Company and/or other entities including costs and attorneys' fees.

Notwithstanding anything to the contrary, this Agreement does not replace or reduce any rights Employee has to vested and accrued benefits under the Anadarko Employee Savings Plan, Anadarko Retirement Plan, Anadarko Savings Restoration Plan and/or Anadarko Retirement Restoration Plan.

14.  Choice of Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the state of Texas without regard to principles of conflict of laws.

ANADARKO PETROLEUM CORPORATION

By: _____________________________

Dated this ___ day of _________________, 200__

EMPLOYEE

By: ______________________________

Dated this ___ day of _________________, 200__

_____ Employee's initials